Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 1 to the Registration Statement on form S-4 of FS Bancorp, Inc., of our report dated September 13, 2018, relating to the consolidated financial statements of Anchor Bancorp as of June 30, 2018 and 2017, and for each of the three years in the period ended June 30, 2018, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington
September 19, 2018